   FILED PURSUANT TO RULE 424(B)(3)
                                                     REGISTRATION NO. 333-139586

PROSPECTUS SUPPLEMENT NO. 4
TO PROSPECTUS DATED MAY 9, 2007

16,826,519 SHARES

COMMON STOCK

ACCELERIZE NEW MEDIA, INC.

This prospectus supplement supplements the prospectus dated May 9, 2007, as previously supplemented by Prospectus Supplement No. 1 dated June 20, 2007, Prospectus Supplement No.2 dated August 13, 2007, and Prospectus Supplement No. 3 dated November 14, 2007, relating to the offer and sale by the selling stockholders identified in the prospectus of up to 16,826,519 shares of common stock of Accelerize New Media, Inc.

On January 8, 2008 we received a notice from the Financial Industry Regulatory Authority that its staff has reviewed the information pertaining to us as filed by our listing agent, vFinance Investments, Inc., or vFinance, and based on such information decided to clear vFinance’s request to submit a quote of $0.20 Bid, $0.50 Ask on the Over-The-Counter Bulletin Board, or the OTC.BB, for our common stock.

Quotation of our common stock on the OTC.BB commenced on January 9, 2008.

This prospectus supplement should be read in conjunction with the prospectus dated May 9, 2007, as supplemented to date, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated May 9, 2007, including any supplements or amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JANUARY 16, 2008.